Exhibit 10.1

ESCROW AGREEMENT

THIS AGREEMENT (the “Agreement”) is dated as of February 2, 2009 and is made by and between Macquarie Equipment Leasing Fund, LLC, a Delaware limited liability company (the “Fund”), Macquarie Asset Management Inc., a Delaware corporation (the “Manager”), Macquarie Capital (USA) Inc., a Delaware corporation (“MCUSA”), and Wells Fargo Bank, National Association, as escrow agent, or its designated successor (the “Escrow Agent”).

WHEREAS, the Fund will offer and sell up to 15,000,000 shares (the “Shares”) of its limited liability company interests to investors meeting certain suitability standards at $10.00 per Share, subject to certain reductions as described in the prospectus relating to this offering;

WHEREAS, each person who subscribes to purchase Shares (a “Subscriber”) will be required to enter into a subscription agreement (the “Subscription Agreement,” a copy of which is attached hereto as Schedule I), and to pay the subscription funds at the time of the subscription by check or wire (the “Subscription Funds”);

WHEREAS, under the terms of the Dealer Manager Agreement by and between the Fund, the Manager and MCUSA dated February, 2009, the Subscription Funds are required to be held in an escrow account (the “Escrow Account”) until the receipt and acceptance of subscriptions for not less than $1,200,000 in Subscription Funds (the “Minimum Offering”);

WHEREAS, upon receipt and acceptance by the Manager of subscriptions for the Minimum Offering, the Subscription Funds may be distributed to the Fund, subject to the terms of this Agreement; and

WHEREAS, the Escrow Agent is willing to serve as escrow agent under the terms set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is acknowledged by the parties, the parties covenant and agree as follows:

1. Appointment of Escrow Agent. The Manager, MCUSA, and the Fund appoint the Escrow Agent as the escrow agent to receive and to hold the Subscription Funds. The Escrow Agent agrees to serve in this capacity during the term and subject to the provisions of this Agreement.

2. Compensation of Escrow Agent. The Manager shall compensate the Escrow Agent for its services under this Agreement as set forth in Schedule II. No party other than the Manager shall be responsible for payment under this section. The Escrow Agent shall have no right to claim or encumber deposited Subscription Funds for payment of fees.

3. Deposit with Escrow Agent.

(a) On or before the commencement of the offering, the Manager shall establish an escrow account with the Escrow Agent (the “Escrow Account”). Until such time that the Manager receives and accepts subscriptions for the Minimum Offering, MCUSA, the Manager, and the Fund shall deposit the Subscription Funds with the Escrow Agent, which shall be accompanied by a schedule listing (a) the name, address, tax identification number and such other information as the Escrow Agent may require and (b) the amount of Subscription Funds being deposited with the Escrow Agent for each Subscriber (the “Schedule of Subscribers”).

(b) The Escrow Agent shall have no duty to make any disbursement, investment or other use of Subscription Funds until and unless it has good and collected funds. In the event that any checks deposited in the Escrow Account are returned or prove uncollectible after the funds represented thereby have been released by the Escrow Agent, then the Fund shall promptly reimburse the Escrow Agent for any and all costs incurred for such, upon request, and the Escrow Agent shall deliver the returned checks to the Manager. The Escrow Agent shall be under no duty or responsibility to enforce collection of any check delivered to it hereunder. The Escrow Agent reserves the right to deny, suspend or terminate participation by a Subscriber to the extent the Escrow Agent deems it advisable or necessary to comply with applicable laws or to eliminate practices that are not consistent with the purposes of the offering.

4. Method of Deposits. Deposits made to the Escrow Agent shall be by check or wire transfer payable or pursuant to instructions that the Escrow Agent may deliver to the Manager in writing from time to time. Upon receipt of such Subscription Funds, the Escrow Agent shall deposit all Subscription Funds in the Escrow Account. Upon the request of the Manager, the Escrow Agent shall deliver confirmation and verification of receipt and deposit of such Subscription Funds by written statement or by e-mail, as soon as practicable after receipt.

5. Investment of Subscription Funds. The Escrow Agent shall deposit all good and collected Subscription Funds in (i) obligations issued or guaranteed by the United States Government or any agency thereof, (ii) bank savings accounts, (iii) short-term certificates of deposit issued by a bank, or (iv) bank money-market accounts (but not including mutual funds), as shall be instructed in writing by the Manager or, in the absence of such written instruction, the funds shall be invested in the Wells Fargo Money Market Deposit Account, which is further described herein on Schedule III, and which complies with (ii) above. The Manager acknowledges that it has read and understands Schedule III. Interest or other income earned and paid on the invested Subscription Funds shall be added to the Escrow Account and reinvested. Such amounts of interest and other income are referred to in this Agreement as “Interest Proceeds.” The Escrow Agent shall be entitled to sell or redeem any such investments as the Escrow Agent deems necessary to make any payments or distributions required under this Agreement. The parties acknowledge that the Escrow Agent is not providing investment supervision, recommendations, or advice.

6. Periodic Statements. The Escrow Agent shall deliver monthly statements to the Manager, which may be provided by written statement or electronically. The Escrow Agent shall also deliver more frequent reports upon the request of the Manager. Such reports shall detail transactions of the Escrow Account.

7. No Claims or Encumbrances. Subscription Funds deposited into the Escrow Account shall not be claimed or encumbered by the Manager, MCUSA, the Fund, the Escrow Agent, any selling agents, or any affiliates or creditors of any of the preceding until after such time as the Subscription Funds are distributed pursuant to Section 8.1.

8. Distribution of Subscription Funds.

8.1. Upon Acceptance of Subscriptions for Minimum Offering. The Escrow Agent shall promptly distribute the deposited Subscription Funds, plus any Interest Proceeds as calculated pursuant to Section 9, to the Manager after receipt by the Escrow Agent of notice from the Manager and MCUSA certifying that subscriptions for the Minimum Offering have been received and accepted by the Manager and the Escrow Agent’s determination that all funds on deposit constituting the Minimum Offering are good and collected funds. Such notice shall state the date on which the initial closing and release of the deposited Subscription Funds and all related Interest Proceeds shall occur (the “Initial Closing Date”).

8.2. Upon Termination of Offering. If subscriptions for the Minimum Offering have not been received and accepted by the date that is one year after the date of the final prospectus relating to this offering (of which date the Manager shall advise the Escrow Agent in writing), or if the offering is terminated by the Manager on any date prior to such date, the Manager shall notify the Escrow Agent of such event, and the Escrow Agent shall promptly distribute to each Subscriber a refund check made payable to such Subscriber in an amount equal to the deposited Subscription Funds received from such Subscriber plus their pro rata portion of the Interest Proceeds calculated pursuant to Section 9. The Escrow Agent must have on file a completed IRS form W-9 for each subscriber prior to the release of any Interest Proceeds.

8.3. Upon Rejection of a Subscription. If a subscription for Shares is rejected by the Manager after the Subscription Funds relating to the subscription have been deposited in the Escrow Account, the Manager shall notify the Escrow Agent of the rejection, and the Escrow Agent shall promptly distribute to the Subscriber a refund check made payable to such Subscriber in an amount equal to the deposited Subscription Funds received from such Subscriber plus any Interest Proceeds calculated pursuant to Section 9. The Escrow Agent must have on file a completed IRS form W-9 for each subscriber receiving a refund check prior to the release of any Interest Proceeds.

8.4. Upon Being Held for One Year. In no event shall Subscription Funds be held in the Escrow Account for more than one year after the date of the final prospectus before either being (i) released to the Fund pursuant to Section 8.1 or (ii) returned to the applicable Subscriber pursuant to Section 8.2 or Section 8.3.

9. Calculation of and Payment of Interest.

9.1. If the Subscription Funds and any Interest Proceeds become distributable to the Subscribers pursuant to Section 8.2 or Section 8.3, the Manager shall compute the pro rata share of interest paid or earned of the applicable Subscription Funds and shall inform the Escrow Agent of these amounts. The Escrow Agent shall be entitled to entirely rely on the Manager’s computation of such amounts, with no duty to calculate or confirm such amounts.

9.2. Notwithstanding anything in this Agreement to the contrary, Interest Proceeds shall not be payable to a Subscriber pursuant to Section 8.2 or Section 8.3 for such Interest Proceeds earned on Subscription Funds that have been deposited in the Escrow Account for less than 21 days. Any such Interest Proceeds shall be kept by the Manager in the case of distributions to the Manager pursuant to Section 8.1 or distributed pro rata to other Subscribers in the case of distributions to Subscribers pursuant to Section 8.2 or Section 8.3.

10. Subscriptions of Pennsylvania Residents.

10.1 Subscription Funds from subscribers who are residents of the State of Pennsylvania (“Pennsylvania Subscribers”) shall be held in escrow pursuant to this Agreement except as provided in Section 10.2. Subscription Funds from Pennsylvania Subscribers shall be released in accordance with Section 8.1 only when the aggregate of all Subscription Funds received and accepted by the Manager, including those from Pennsylvania Subscribers, total $7,500,000 or more.

10.2 If the total Subscription Funds, including Subscription Funds received from Pennsylvania Subscribers, of at least $7,500,000 have not been received at the end of 120 days following the date hereof (the “First Escrow Period”), the Fund must notify the Pennsylvania Subscribers in writing by certified mail or any other means whereby a receipt of delivery is obtained within 10 calendar days after the end of the First Escrow Period that they have a right to have their Subscription Funds returned to them, together with any interest earned thereon and without deduction for any fees. If a Pennsylvania Subscriber requests the return of the Pennsylvania Subscriber’s Subscription Funds within 10 calendar days after receipt of notification, the Manager must promptly notify the Escrow Agent in writing to return that Pennsylvania Subscriber’s Subscription Funds within 15 calendar days after the Manager’s written request to the Escrow. If the Pennsylvania Subscriber does not request the return of the Pennsylvania Subscriber’s Subscription Funds in a timely manner, then the Pennsylvania Subscriber’s Subscription Funds shall continue to be held in the escrow account for an additional 120 day period following the end of the First Escrow Period (the “Second Escrow Period”) under the terms and conditions of this Agreement, and this Section 10 shall again apply to the Pennsylvania Subscriber’s Subscription Funds.

11. Duties of Escrow Agent/Indemnification.

11.1 In the absence of direction by the Manager, all proceeds of the Escrow Account shall be retained in the Escrow Account and reinvested from time to time by the Escrow Agent as provided in Section 5. In the event that any Interest Proceeds remain undistributed at the end of any calendar year, the Escrow Agent shall report to the Internal Revenue Service or such other authority such earnings as have been earned by the Fund.

11.2 The Escrow Agent, in its capacity as escrow agent under this Agreement, shall not have any liability for any loss sustained as a result of any investment or sale of investment made by the Escrow Agent in accordance with this Agreement, in accordance with applicable laws, rules and regulations, pursuant to the direction of the Manager or as a result of any liquidation of any investment prior to its maturity. Any such investment of Escrow Account shall be made in compliance with Rule 15c2-4 of the Securities Exchange Act of 1934, as amended.

11.3 Any corporation into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion, or consolidation to which the Escrow Agent shall be a party, or any corporation to which substantially all the escrow business of the Escrow Agent may be transferred, shall be the Escrow Agent under this Agreement without further action by the parties. In such event, however, and notwithstanding the provisions of Section 14, the Manager may immediately upon ten (10) days’ written notice remove the Escrow Agent.

11.4 In performing any of its duties under this Agreement, or upon the claimed failure to perform its duties under this Agreement, the Escrow Agent shall not be liable to anyone for any damages, losses, or expenses that it may incur as a result of the Escrow Agent so acting, or failing to act; provided, however, that the Escrow Agent shall be liable for damages arising out of its willful misconduct or gross negligence under this Agreement, as determined by a court of competent jurisdiction. The Escrow Agent shall not incur any such liability with respect to any action taken or omitted to be taken in reliance upon any document, including any written notice or instructions provided for in this Agreement, not only as to its due execution and to the validity and effectiveness of its provisions but also as to the truth and accuracy of any information contained therein, which the Escrow Agent shall in good faith believe to be genuine, to have been signed or presented by proper person or persons and to conform with the provision of this Agreement. In connection therewith, the Fund, the Manager and MCUSA shall execute authorized signers’ lists substantially in the form of Schedule IV hereto. The Escrow Agent may execute any of its powers and perform any of its duties hereunder directly or through agents or attorneys (and shall be liable only for the careful selection of any such agent or attorney) and may consult with such counsel, accountants, and other skilled persons to be selected and retained by it. The Escrow Agent shall not be liable for any action taken or omitted in good faith upon the advice of such counsel, accountants or other skilled persons.

11.5 The Manager and MCUSA agree to jointly and severally indemnify and hold harmless the Escrow Agent, and its directors, officers, agents and employees, against any and all losses, claims, damages, liabilities, and expenses, including, without limitation, reasonable costs of investigation and counsel fees and disbursement which may be incurred by it arising out of or relating in any way to this Agreement or any transaction to which this Agreement relates, or resulting from any instruction or act or omission of the Manager, MCUSA, or the Fund; except, that if the Escrow Agent shall be found to have engaged in willful misconduct or gross negligence under this Agreement by any court of competent jurisdiction, then, in that event, the Escrow Agent shall bear all such losses, claims, damages and expenses. The indemnity provided by this Section shall survive the termination of this Agreement and the resignation or removal of the Escrow Agent.

11.6 In the event that the Escrow Agent shall be uncertain as to its duties or rights under this Agreement or shall receive instructions, claims, or demands from any party to this Agreement that, in its opinion, conflict with any of the provisions of this Agreement, the Escrow Agent shall be entitled to refrain from taking any action and its sole obligation shall be to keep safely all property held in escrow until it shall be directed otherwise in writing by all of the other parties to this Agreement or by a final order or judgment of a court of competent jurisdiction.

11.7 The Escrow Agent’s rights and responsibilities shall be governed solely by this Agreement. Neither the Subscription Agreement, nor any other agreement or document shall govern the Escrow Agent even if such other agreement or document is referred to herein, is deposited with, or is otherwise known to, the Escrow Agent.

11.8 IN NO EVENT SHALL THE ESCROW AGENT BE LIABLE, DIRECTLY OR INDIRECTLY, FOR ANY SPECIAL, INDIRECT OR CONSEQUENTIAL LOSSES OR DAMAGES OF ANY KIND WHATSOEVER (INCLUDING WITHOUT LIMITATION LOST PROFITS), EVEN IF THE ESCROW AGENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSSES OR DAMAGES AND REGARDLESS OF THE FORM OF ACTION.

11.9 The parties agree that the Escrow Agent had no role in the preparation of the Subscription Agreement, has not reviewed any such document, and makes no representations or warranties with respect to the information contained therein or omitted therefrom.

11.10 The Escrow Agent shall have no obligation, duty or liability with respect to compliance with any federal or state securities, disclosure or tax laws concerning the Subscription Agreement or the issuance, offering or sale of the Shares.

11.11 The Escrow Agent shall have no duty or obligation to monitor the application and use of the Subscription Funds once transferred to the Fund, that being the sole obligation and responsibility of the Fund and the Manager.

12. Term. This Agreement shall terminate, and the Escrow Agent shall have no further obligation with respect to the Subscription Funds after distribution of all Subscription Funds and Interest Proceeds in accordance with this Agreement. The provisions of Section 11 shall survive the termination of this Agreement and the resignation or removal of the Escrow Agent.

13. Notices. All notices, requests, demands, and other communication or deliveries required or permitted to be given under this Agreement shall be deemed to have been duly given:

13.1 Upon the written confirmation of receipt if delivered via facsimile or e-mail; or

13.2 Upon delivery, if delivered personally, sent via a guaranteed overnight delivery service such as Fedex or mailed, first class, postage prepaid, registered or certified mail, as follows:

If to a subscriber for Shares:	To such subscriber’s address as specified on the Schedule of Subscribers.

If to the Manager or the Fund:	225 Franklin Street, 17th Floor
Boston, MA 02110
Attn: Duncan Edghill
Facsimile: 617 457-0648

If to MCUSA:	225 Franklin Street, 17th Floor
Boston, MA 02110
Attn: Tom O’Neill
Facsimile: 617 457-0648

If to the Escrow Agent:	Wells Fargo Bank, National Association
10 Orms Street, Suite 325
Providence, RI 02904
Attn: Corporate Trust Services, Jane Labouliere, VP
Telephone: 401 277-3175
Facsimile: 401 277-3165

Any notices, requests, demands, and other communications received after 5 pm in the recognized time zone of delivery shall be deemed received the next business day. ‘‘Business day’’ means any day other than Saturday, Sunday, or any other day on which the Escrow Agent is authorized or required by law or executive order to remain closed.

14. Resignation or Removal of Escrow Agent. The Escrow Agent may at any time resign and be discharged from the duties and obligations created by this Agreement by giving at least 30 days’ prior written notice to MCUSA, the Manager and the Fund and accounting in full for all sums delivered to, and held by, it and all earnings thereon. MCUSA, the Manager or the Fund may remove the Escrow Agent at any time upon 30 days’ prior written notice, or upon ten (10) business days’ written notice, pursuant to Section 11.3. Any successor escrow agent shall deliver to the departing Escrow Agent, the Manager and the Fund a written instrument accepting such appointment and shall accept delivery of the Escrow Account to hold and distribute in accordance with the terms of this Agreement. If no successor escrow agent shall have been appointed within 30 days after the Manager and the Fund receive notice of the Escrow Agent’s intention to resign or within 30 days of the Escrow Agent’s receipt of notice of its removal, the Escrow Agent may petition a court of competent jurisdiction to appoint a successor, and fees for such petition shall be paid by the Manager. Upon delivery and acceptance of the Subscription Funds to a court or to a successor, the Escrow Agent shall be discharged from any future obligations under this Agreement.

15. General.

15.1 This Escrow Agreement shall be governed by and be construed and enforced in accordance with the laws of the State of Delaware without giving effect to conflicts of laws principles.

15.2 The section headings of this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

15.3 This Agreement sets forth the entire agreement and understanding of the parties in respect to this Agreement and supersedes all prior agreements, arrangements, and understandings relating to the subject matter of this Agreement.

15.4 This Agreement may be amended, modified, superseded, or canceled, and any of the terms or conditions hereof may be waived, only by a written instrument executed by each party or, in the case of a waiver, by the party waiving compliance. The failure of any party at any time or times to require performance of any provision of this Agreement shall in no manner affect the right at a later time to enforce the same. No waiver of any party of any condition, or of the breach of any term contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of the breach of any other terms of this Agreement. In no instance may this Agreement be modified or amended in contravention of the terms of the Subscription Agreement.

15.5 This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. All signatures of the parties to this Agreement may be transmitted by facsimile or electronically by portable document format, and such facsimile or electronic document will, for all purposes, be deemed to be the original signature of such party whose signature it reproduces, and will be binding upon such party.

15.6 This Agreement shall inure to the benefit of the parties and their respective successors and assigns.

16. Representation of the Fund. The parties acknowledge that the status of the Escrow Agent with respect to the offering of the Shares is that of agent only for the limited purposes set forth in this Agreement and agree that they will not, nor will they cause another party to, represent or imply that the Escrow Agent has investigated the desirability or advisability of an investment in the Shares, or has approved, endorsed or passed upon the merits of the Shares or the offering, nor shall the Fund use the name of the Escrow Agent in any manner whatsoever in connection with the offer or sale of the Shares, other than by acknowledgment that it has agreed to serve as the escrow agent for the offering.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

THE FUND

Macquarie Equipment Leasing Fund, LLC

By:	/s/ Duncan Edghill

Name:	Duncan Edghill

Title:	Vice President

MANAGER

Macquarie Asset Management Inc.

By:	/s/ Duncan Edghill

Name:	Duncan Edghill

Title:	Vice President

DEALER-MANAGER

Macquarie Capital (USA) Inc.

By:	/s/ Tom O’Neill

Name:	Tom O’Neill

Title:	Senior Vice President

ESCROW AGENT

Wells Fargo Bank, National Association, as Escrow Agent

By:	/s/ Jane E. Labouliere

Name:	Jane E. Labouliere

Title:	Vice President

[signature page to Escrow Agreement]